INVESCO GLOBAL HEALTH CARE FUND                                    SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-05426
SERIES NO.:          3

74U.   1 Number of shares outstanding (000's Omitted)
         Class A           18,009
       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B            1,768
         Class C            1,242
         Class Y              189
         Investor Class    18,799
74V.   1 Net asset value per share (to nearest cent)
         Class A          $ 26.12
       2 Net asset value per share of a second class of open-end company shares (to nearest cent)
         Class B          $ 22.12
         Class C          $ 22.14
         Class Y          $ 26.22
         Investor Class   $ 26.12